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                                   LETTER OF INTENT

                        SECURITIES PURCHASE AGREEMENT BETWEEN
         AN INVESTMENT GROUP LED BY NEIL R. TAYLOR AND TOTAL CONTROL PRODUCTS

                                    AUGUST 1, 1997

                       (NOTE: ALL FIGURES ARE IN U.S. DOLLARS)


I.  SECURITIES

    A.   ASSETS OF TAYLOR MANUFACTURING SYSTEMS:
         An investment group led by Neil R. Taylor (the Acquirers) will purchase all of the assets of Taylor Manufacturing Systems including all intellectual property, office and equipment, customer and prospect base, rights to business and customer access, and all worldwide distribution rights, for a total price of $4 million plus net book value of current assets as of July 31, 1997.

         Net book value is defined as including but not limited to the net of receivables, payables, deferred income, dealer commissions, vacation accruals and similar unpaid benefits excluding fixed assets described above.

         TCP agrees to release the TMS employees plus those Taylor Industrial Software employees who are currently working in the TMS group, to be able to work for TMS after the acquisition by the Acquirers. The Acquirers will agree not to recruit any additional TCP employees without the consent of TCP management for a period of 24 months after closing. TCP agrees to guarantee TMS line of credit of $200,000 for 3 months after closing, and to provide accounting and invoicing services on behalf of TMS for 3 months after closing.

    B.   PAYMENT:
         TCP will receive $2 million in cash, and $2 million in the form of a Note from Neil Taylor, which will be secured by 250,000 shares of Neil Taylor's TCP-convertible stock. Payments owed to Ursula Hess and Richard Barno in conjunction with this transaction will be paid by the Acquirers.

         In the event that the TMS business is acquired in total on or before March 31, 1998, by any of the companies on the attached list, the Aquirers agree to share equally with TCP all proceeds of such transaction in excess of the purchase price, all costs related to the transaction, all net profits earned and all additional capital investments made between August 1, 1997 and March 1, 1998.


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    C.   PAYABLES AND RECEIVABLES:
         TCP will transfer to the Acquirers ownership of all payables and receivables related to the TMS business as of August 1. After August 1, assuming a closing is completed, all newly booked receivables and all newly booked payables will also accrue to the Acquirers.

    D.   LIMITED LICENSE FOR PROCESS WINDOW AND WALTZ:
         TCP will agree to grant TMS, Inc. a limited license to distribute and/or private label the Process Window and Waltz software to TMS customers worldwide, on terms similar to a typical master distributor contract at a 50% discount.

II. INTEREST AND REDEMPTION

    A.   INTEREST:
         The Taylor Note will bear term interest at a rate of 8% compounded per annum.

    B.   REDEMPTION:
         The Note will be subject to redemption at the option of the borrower, at the earlier of a liquidity event (defined below) or in equal parts at the end of years two, three, four, five and six. The redemption price will equal the loan amount plus accumulated interest.

    C.   DEFINITION OF A LIQUIDITY EVENT:
         a) A sale or merger (wherein a change of control occurs), b) a dissolution or winding up, or, c) an initial public offering.


III.     FEES

    A.   TRANSACTIONS FEES AND COSTS:
         Costs and fees related to legal accounting and due diligence activities will be borne respectively by the parties incurring those costs. The Acquirers will assume the costs and responsibilities for developing and preparing all documents.

IV. CLOSING

    A. Subject to completion of final due diligence, the closing date of this transaction will be at a place and on a date mutually acceptable to TCP and the Acquirers, preferably before August 26, 1997.

    B. It is understood and agreed that the obligations of the Acquirers to proceed with this transaction are subject to no substantive negative change in the TMS business, satisfactory completion of its due diligence review of TMS, and negotiation, execution, and delivery of definitive legal documents reflecting the foregoing terms.

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         Upon acceptance of this term sheet, the Acquirers will consult to a due diligence review of the TMS, Inc. and preparation of legal documents relating to this transaction.

    C. To the extent permitted by law or subject to the fiduciary duties of the Total Control Products board of directors, Total Control Products agrees that during the period of time between acceptance of this Letter of Intent and 60 days after the closing date specified in
         Section IV Paragraph A above, it will not enter into or continue discussions with any third party, either agent or principal, concerning possible investment, initial public offering, merger, acquisition, or other business accommodation relating to the TESS assets specified in I.A. If the Aquirers should abandon the pursuit of this agreement for any reason, or alters its terms substantially, it will release TCP from the commitment not to enter into discussions with other potential partners.

    D. TCP agrees to provide the Acquirers with the information necessary to complete a final due diligence review satisfactory to Acquirers. The Acquirers and TCP agree that they will use their best efforts to negotiate in good faith the terms of definitive documentation incorporating the provisions of this Letter of Intent, and TCP agrees that it will make the personnel and business records of TMS available to the Acquirers and their representatives during normal business hours.

    E. As a sign of its good faith and desire to proceed with consummation of an investment in TMS on the terms set forth in this Letter of Intent, and no payment for an option from TCP to consummate such an investment, the Acquirers hereby attach a check, payable to TCP, in the amount of $5,000. In the event the Acquirers purchase the assets hereto described, such amount shall be credited against the purchase price of such securities. In the event TCP observes all of the provisions of this term sheet, and Acquirers decide not to proceed with the investment herein contemplated, such amount shall be retained by TCP, TCP acknowledges receipt of such payment and the grant of such option.

    F.   This offer will expire if not accepted by August 4, 1997.


AGREED AND ACCEPTED:                         THE TAYLOR INVESTOR
GROUP:
Total Control Products, Inc.                 By: Neil R. Taylor


/s/Nic Gihl                                  /s/Neil R. Taylor
______________________                       _____________________
By:  Nic Gihl                                By: Neil R. Taylor